Exhibit 10.2

Service Agreement No. 79028

Revision No. 2
FSS SERVICE AGREEMENT
THIS AGREEMENT, made and entered into this 29 day of March 2012, by and between COLUMBIA GAS TRANSMISSION, LLC ("Transporter") and UGI Utilities Inc. ("Shipper").
WITNESSETH: That in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
Section 1. Service to be Rendered. Transporter shall perform and Shipper shall receive service in accordance with the provisions of the effective FSS Rate Schedule and applicable General Terms and Conditions of Transporter's FERC Gas Tariff, Fourth Revised Volume No. 1 ("Tariff'), on file with the Federal Energy Regulatory Commission ("Commission"), as the same may be amended or superseded in accordance with the rules and regulations of the Commission. Transporter shall store quantities of gas for Shipper up to but not exceeding Shipper's Storage Contract Quantity as specified in Appendix A, as the same may be amended from time to time by agreement between Shipper and Transporter, or in accordance with the rules and regulations of the Commission.
Section 2. Term. Service under this Agreement shall commence as of November I, 2004, and shall continue in full force and effect until March 31, 2014. Pre-granted abandonment shall apply upon termination of this Agreement, subject to any right of first refusal Shipper may have under the Commission's regulations and Transporter's Tariff.
Section 3. Rates. Shipper shall pay Transporter the charges and furnish Retainage as described in the above-referenced Rate Schedule, unless otherwise agreed to by the parties in writing and specified as an amendment to this Service Agreement. Transporter may agree to discount its rate to Shipper below Transporter's maximum rate, but not less than Transporter's minimum rate. Such discounted rate may apply to: (a) specified quantities (contract demand or commodity quantities); (b) specified quantities above or below a certain level or all quantities if quantities exceed a certain level; (c) quantities during specified time periods; (d) quantities at specified points, locations, or other defined geographical areas; (e) that a specified discounted rate will apply in a specified relationship to the quantities actually transported (i.e., that the reservation charge will be adjusted in a specified relationship to quantities actually transported); and (f) production and/or reserves committed by the Shipper. In addition, the discount agreement may include a provision that if one rate component which was at or below the applicable maximum rate at the time the discount agreement was executed subsequently exceeds the applicable maximum rate due to a change in Transporter's maximum rate so that such rate component must be adjusted downward to equal the new applicable maximum rate, then other rate components may be adjusted upward to achieve the agreed overall rate, so long as none of the resulting rate components exceed the maximum rate applicable to that rate component. Such changes to rate components shall be applied prospectively, commencing with the date a Commission order accepts revised tariff sections. However, nothing contained herein shall be construed to alter a refund obligation under applicable law for any period during which rates which had been charged under a discount agreement exceeded rates which ultimately are found to be just and reasonable.
Section 4. Notices. Notices to Transporter under this Agreement shall be addressed to it at 5151 San Felipe, Suite 2500, Houston, Texas 77056, Attention: Customer Services and notices to Shipper shall be addressed to it at
2525 N. 12th Street
STE 360
Reading, PA 19605
Attention: Claire Neri

, until changed by either party by written notice.
Section 5. Superseded Agreements. This Service Agreement supersedes and cancels, as of the effective date hereof, the following Service Agreements: 49883, 53002, 77366.
UGI Utilities Inc.                    COLUMBIA GAS TRANSMISSION, LLC

By Robert F. Beard                    By William Weber
Title President and CEO                Title Contracts Team Lead
Date 3/28/12                        Date 3/12/12

Revision No. 2

Appendix A to Service Agreement No. 79028
Under Rate Schedule FSS
between Columbia Gas Transmission, LLC ("Transporter")
and UGI Utilities Inc. ("Shipper")

Storage Contract Quantity
Begin	End	Storage Contract	Maximum Daily
Date	Date	Quantity (Dth)	Storage Quantity (Dth/day)
April 1, 2012	March 31, 2014	5,090,400	93,867

Service pursuant to this Appendix A, Revision No. 2 shall be effective from April 1, 2012 through March 31, 2014 and will cancel and supersede the previous Appendix A to this Service Agreement, Revision No. 1, dated November I, 2004.

_X__ Yes ___No (Check applicable blank) Transporter and Shipper have mutually agreed to a Regulatory Restructuring Reduction Option pursuant to Section 42 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

___Yes _X__ No (Check applicable blank) Shipper has a contractual right of first refusal equivalent to the right of first refusal set forth from time to time in Section 4 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

___Yes _X__ No (Check applicable blank) This Service Agreement covers interim capacity sold pursuant to the provisions of General Terms and Conditions Section 4.2. Right of first refusal rights, if any, applicable to this interim capacity are limited as provided for in General Terms and Conditions Section 4.2.

___Yes _X__ No (Check applicable blank) This Service Agreement covers offsystem capacity sold pursuant to Section 47 of the General Terms and Conditions. Right of first refusal rights, if any, applicable to this offsystem capacity are limited as provided for in General Terms and Conditions Section 47.

UGI Utilities Inc.                COLUMBIA GAS TRANSMISSION, LLC

By Robert F. Beard                By William Weber
Title President and CEO            Title Contracts Team Lead
Date 3/28/12 Date 3/12/12